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May 29, 1997





VIA HAND DELIVERY


Board of Directors
UnionBanCal Corporation
350 California Street
San Francisco, California  94104

RE:  UNIONBANCAL CORPORATION MANAGEMENT STOCK PLAN

Dear Ladies and Gentlemen:

We have acted as counsel to UnionBanCal Corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, of an additional 1,888,382 shares of common stock of the Company (the "Shares") reserved for issuance under the UnionBanCal Corporation Management Stock Plan (the "Plan"), pursuant to a registration statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC").

For purposes of this opinion, we have examined the Registration Statement and exhibits thereto as filed with the SEC on the date hereof and such corporate instruments, documents, proceedings and certificates of corporate officers as we have deemed appropriate in rendering the opinion set forth below. We have assumed the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed, without investigation, the accuracy of representations and statements as to factual matters made by the officers and employees of the Company and by government officials. We have also assumed that the Shares, when issued, will be issued in compliance with the Company's articles of incorporation, as amended, and bylaws, as amended, and in accordance with the terms of and in exchange


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for consideration in the amount of the option price for the Shares as specified in the Plan.

Our opinion is subject to the following qualifications and limitations:

     a. Our opinion is limited to the effect of the laws of the State of California, and we express no opinion as to matters governed by other laws.

     b. In making our examination of documents and instruments executed by persons or entities other than the Company, we have assumed, without investigation, the power and legal capacity of each such person or other entity to enter into and perform all its obligations under such documents and instruments, the due authorization by each such other person or entity of such documents and instruments.

     c. Our opinion is subject to and qualified by the information in the Registration Statement and all other information delivered by the Company or its representatives pursuant to, or as part of, the Plan, including all updates and amendments thereof. We express no opinion regarding the accuracy, completeness or correctness of any matter contained or described in the Registration Statement or in the Plan or the effect thereof, individually and/or in the aggregate, upon the transactions contemplated by the Plan.

     d. Our opinion is limited to the matters expressly set forth in this opinion letter, and no opinion is to be implied or may be inferred beyond the matters expressly so stated.

     e. We disclaim any obligation to update this opinion letter for any events, and any changes in law or the interpretation thereof, occurring after the date hereof.

     f. Our opinion assumes that the Shares issued pursuant to the Plan will be evidenced by appropriate certificates that have been properly executed and delivered.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and nonassessable.


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Without our prior written consent, this opinion letter may not be:  (i) relied upon by any other party or for any other purpose; (ii) quoted in whole or in part or otherwise referred to in any report or document; or (iii) furnished (the original or copies thereof) to any party. Notwithstanding the foregoing, we consent to the filing and use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,


/s/ Graham & James LLP

GRAHAM & JAMES LLP